Exhibit 99.1

SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Fourth Quarter 2009 Earnings

February 23, 2010, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter and year ended December 31, 2009. Total revenue for the three months ended December 31, 2009 (“2009 Quarter”) increased 2.9% to $41,735,000 compared to $40,571,000 for the three months ended December 31, 2008 (“2008 Quarter”). Operating income, which is net income available to common stockholders before gain on property dispositions, loss on early extinguishment of debt, income attributable to the noncontrolling interest and preferred stock dividends, decreased 1.8% to $11,638,000 for the 2009 Quarter compared to $11,853,000 for the 2008 Quarter. Net income available to common stockholders decreased to $5,861,000 or $0.33 per diluted share for the 2009 Quarter, compared to $7,029,000 or $0.39 per diluted share for the 2008 Quarter. During the 2009 Quarter, the Company refinanced mortgage debt which was due to mature December 2011 and incurred expense totaling $550,000 related to the early retirement of the existing mortgage debt. Gains on property dispositions were $329,000 for the 2009 Quarter compared to $1,096,000 for the 2008 Quarter, primarily related to insurance proceeds received as a result of minor damage sustained at three shopping center properties.

Same property revenue for the total portfolio increased 1.8% for the 2009 Quarter compared to the 2008 Quarter but same property operating income decreased 0.7%. The same property comparisons exclude the results of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio decreased 1.5% for the 2009 Quarter compared to the 2008 Quarter, primarily due to increased property operating expenses (net of expenses recoverable from tenants) and, to a lesser extent, a decrease in percentage rent. Same property operating income in the office portfolio increased 2.1% for the 2009 Quarter compared to the 2008 Quarter, primarily due to increased base rent and parking revenue.

For the year ended December 31, 2009 (“2009 Year”), total revenue increased 0.5% to $161,113,000 compared to $160,345,000 for the year ended December 31, 2008 (“2008 Year”) and operating income decreased 2.7% to $45,111,000 compared to $46,365,000 for the 2008

www.SaulCenters.com

Year. Net income available to common stockholders decreased to $21,573,000 or $1.20 per diluted share for the 2009 Year, compared to $26,241,000 or $1.46 per diluted share for the 2008 Year. Same property revenue for the total portfolio decreased 0.6% for the 2009 Year compared to the 2008 Year and same property operating income decreased 2.4%. For the 2009 Year, same property operating income in the shopping center portfolio decreased 3.5% due primarily to decreased base rent, as a result of tenant vacancies, and increased property operating expenses (net of expenses recoverable from tenants). Same property operating income in the office portfolio increased 1.3% for the 2009 Year compared to the 2008 Year.

As of December 31, 2009, 91.5% of the operating portfolio was leased compared to 94.2% at December 31, 2008. On a same property basis, 92.7% of the portfolio was leased compared to the prior year level of 94.1%, a net decrease of approximately 130,000 square feet of leased space.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) decreased 7.0% to $14,359,000 in the 2009 Quarter compared to $15,432,000 for the 2008 Quarter. On a diluted per share basis, FFO available to common shareholders decreased 7.6% to $0.61 per share for the 2009 Quarter compared to $0.66 per share for the 2008 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus extraordinary items and real estate depreciation and amortization, excluding gains from property dispositions. FFO available to common shareholders for the 2009 Year decreased 10.6% to $56,025,000 from $62,695,000 for the 2008 Year. On a diluted per share basis, FFO available to common shareholders decreased 10.4% to $2.40 per share for the 2009 Year from $2.68 per share for the 2008 Year. The FFO decrease for the 2009 Quarter was primarily caused by 1) expenses associated with refinancing activity ($550,000), 2) increased interest expense ($370,000) and 3) increased general and administrative expense ($210,000), partially offset by increased property operating income ($140,000). The FFO decrease for the 2009 Year was caused by 1) expenses associated with refinancing activities ($2,490,000) , 2) the full-year effect of dividends on the Company’s Series B preferred stock issued in March 2008 ($1,690,000), 3) decreased property operating income ($1,145,000), 4) increased general and administrative expenses ($635,000) and 5) reduced investment income ($580,000).

At December 31, 2009, approximately 90% of the Company’s debt consisted of fixed rate, amortizing non-recourse mortgage loans, none of which mature before October 2012. The Company’s $150 million revolving credit facility matures June 2012, can be extended for one year at the Company’s option, and had no outstanding borrowings as of December 31, 2009.

www.SaulCenters.com

During 2009, the Company paid quarterly dividends to its common stockholders totaling $1.53 per share, compared to $1.88 per share in 2008. On January 29, 2010, the Company paid a quarterly dividend of $0.36 per share to its common stockholders ($1.44 per share annual rate).

During 2009, the Company completed construction of the 103,000 square foot Northrock shopping center, which is currently 67% leased, located in Warrenton, Virginia, and anchored by Harris Teeter. The Company also completed construction of the 105,000 square foot Westview Village neighborhood shopping center which is currently 27% leased and located in Frederick, Maryland. The Company continues construction of Clarendon Center adjacent to the Clarendon Metro Station in Arlington, Virginia. Clarendon Center will provide 45,000 square feet of retail space, 170,000 square feet of office space and 244 residential units. Substantial completion of the building shell is scheduled for late 2010.

Saul Centers is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 52 community and neighborhood shopping center and office properties totaling approximately 8.4 million square feet of leasable area. Approximately 82% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider

(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	December 31,
	2009	2008
Assets	(Unaudited)
Real estate investments
Land	$223,193	$215,407
Buildings and equipment	740,442	713,154
Construction in progress	147,589	98,920

	1,111,224	1,027,481
Accumulated depreciation	(276,310)	(252,763)

	834,914	774,718
Cash and cash equivalents	20,607	13,006
Accounts receivable and accrued income, net	37,503	37,495
Deferred leasing costs, net	15,609	16,901
Prepaid expenses, net	3,096	2,981
Deferred debt costs, net	7,537	5,875
Other assets	6,308	2,897

Total assets	$925,574	$853,873

Liabilities
Mortgage notes payable	$576,069	$548,265
Construction loans payable	60,737	19,230
Dividends and distributions payable	12,219	12,864
Accounts payable, accrued expenses and other liabilities	23,396	22,394
Deferred income	27,090	23,233

Total liabilities	699,511	625,986

Stockholders' equity
Preferred stock	179,328	179,328
Common stock	180	179
Additional paid-in capital	169,363	164,278
Accumulated deficit	(124,167)	(118,865)

Total Saul Centers, Inc. stockholders' equity	224,704	224,920
Noncontrolling interest	1,359	2,967

Total stockholders' equity	226,063	227,887

Total liabilities and stockholders' equity	$925,574	$853,873

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Revenue	(Unaudited)		(Unaudited)
Base rent	$32,273	$31,400	$125,845	$124,999
Expense recoveries	7,689	7,336	29,462	29,066
Percentage rent	551	710	1,326	1,509
Other	1,222	1,125	4,480	4,771

Total revenue	41,735	40,571	161,113	160,345

Operating expenses
Property operating expenses	6,274	5,005	21,408	19,877
Provision for credit losses	171	453	919	1,113
Real estate taxes	4,199	4,078	17,766	16,608
Interest expense and amortization of deferred debt costs	8,769	8,401	34,689	34,278
Depreciation and amortization of deferred leasing costs	7,056	7,364	28,264	29,783
General and administrative	3,628	3,417	12,956	12,321

Total operating expenses	30,097	28,718	116,002	113,980

Operating income	11,638	11,853	45,111	46,365
Loss on early extinguishment of debt	(550)	—	(2,210)	—
Gain on property dispositions	329	1,096	329	1,301

Net income	11,417	12,949	43,230	47,666
Income attributable to the noncontrolling interest	(1,771)	(2,135)	(6,517)	(7,972)

Net income attributable to Saul Centers, Inc.	9,646	10,814	36,713	39,694
Preferred dividends	(3,785)	(3,785)	(15,140)	(13,453)

Net income available to common stockholders	$5,861	$7,029	$21,573	$26,241

Per share net income available to common stockholders :
Diluted	$0.33	$0.39	$1.20	$1.46

Weighted average common stock :
Common stock	17,975	17,860	17,904	17,816
Effect of dilutive options	43	74	39	145

Diluted weighted average common stock	18,018	17,934	17,943	17,961

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

		Three Months Ended December 31,		Years Ended December 31,
		2009	2008	2009	2008
Reconciliation of net income to FFO available to common shareholders:	(1)	(Unaudited)		(Unaudited)
Net income		$11,417	$12,949	$43,230	$47,666
Less: Gain on property dispositions		(329)	(1,096)	(329)	(1,301)
Add: Real property depreciation and amortization		7,056	7,364	28,264	29,783

FFO		18,144	19,217	71,165	76,148
Less: Preferred dividends		(3,785)	(3,785)	(15,140)	(13,453)

FFO available to common shareholders		$14,359	$15,432	$56,025	$62,695

Weighted average shares :
Diluted weighted average common stock		18,018	17,934	17,943	17,961
Convertible limited partnership units		5,416	5,416	5,416	5,416

Diluted & converted weighted average shares		23,434	23,350	23,359	23,377

Per share amounts:
FFO available to common shareholders (diluted)		$0.61	$0.66	$2.40	$2.68

Reconciliation of net income to same property operating income:
Net income		$11,417	$12,949	$43,230	$47,666
Add: Interest expense and amortization of deferred debt costs		8,769	8,401	34,689	34,278
Add: Depreciation and amortization of deferred leasing costs		7,056	7,364	28,264	29,783
Add: General and administrative		3,628	3,417	12,956	12,321
Add: Loss on early extinguishment of debt		550	—	2,210	—
Less: Gain on property dispositions		(329)	(1,096)	(329)	(1,301)
Less: Interest income		(3)	(90)	(9)	(591)

Property operating income		31,088	30,945	121,011	122,156
Less: Acquisitions & developments		(345)	—	(5,125)	(3,475)

Total same property operating income		$30,743	$30,945	$115,886	$118,681

Total shopping centers		$23,610	$23,958	$87,778	$90,939
Total office properties		7,133	6,987	28,108	27,742

Total same property operating income		$30,743	$30,945	$115,886	$118,681

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, excluding extraordinary items and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.